Exhibit 16

Tributum, L.P.
c/o Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

August 27, 2019

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, Virginia 23454

Re: Equity Commitment Letter

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) sets forth the commitment of Tributum, L.P., a Delaware limited partnership (the “Investor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase, directly or indirectly, of, shares of common stock, par value $0.01 per share (“Parent Common Stock”), of Liberty Tax, Inc. (“Parent”). It is contemplated that, pursuant to the Equity and Asset Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof and hereof, the “Purchase Agreement”) entered into concurrently herewith by and among Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Seller”), Franchise Group Newco S, LLC (the “Purchaser”) and solely for purposes of Section 10.17 thereof, Parent, subject to the terms and conditions set forth therein, the Purchaser will purchase and acquire the businesses of the Seller’s Sears Outlet segment and Buddy’s Home Furnishings Stores, each as described in the Seller’s annual report on Form 10-K for the fiscal year ended February 2, 2019 (collectively, as conducted as of the date hereof and as of the Closing, the “Business”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

1.           Equity Financing Commitment.  The Investor hereby agrees, subject to the terms and conditions set forth herein (including, without limitation, the provisions of Section 2 and Section 9), that at the Closing it will, if requested by Parent, contribute or cause to be contributed to Parent (directly or indirectly) an aggregate amount of cash in immediately available funds up to the dollar commitment set forth next to its name on Schedule A (the “Equity Financing Commitment”) in exchange, directly or indirectly, for shares of Parent Common Stock at a price per share of $12.00, and Parent agrees to contribute to the Purchaser (directly or indirectly) such amount, in each case, solely for the purpose of providing the Purchaser with a portion of the funds required to pay the Closing Payment upon the Closing pursuant to the Purchase Agreement. The Investor may effect the purchase of the shares of Parent Common Stock directly or indirectly through one or more Affiliates or other designated co-investors; provided, that the ability of the Investor to effect the purchase through such Affiliates or other co-investors will not affect any of the Investor’s obligations hereunder; provided, further, that Parent shall not be required to seek to enforce its rights against such Affiliates’ or other designated co-investors’ obligations prior to seeking to enforce its rights against the Investor; and provided, further, that in the event the Investor assigns a portion of the Equity Financing Commitment to one or more Permitted Assignees in accordance with Section 12, then the amount required to be funded by the Investor with respect to the Equity Financing Commitment will be reduced by the amount of the equity investments actually contributed by such assignee to Parent and available to Parent at the Closing.   Notwithstanding anything else to the contrary in this Letter Agreement, under no circumstances shall the Investor be obligated to contribute more cash than the Equity Financing Commitment.

2.           Conditions.  The obligation of the Investor to fund, or cause the funding of, the Equity Financing Commitment is subject to (a) the satisfaction and continuing satisfaction in full, or waiver by the Purchaser, of the conditions set forth in Sections 7.1 and 7.2 of the Purchase Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (b) the prior or substantially simultaneous receipt of the proceeds of the Debt Financing (net of any fees and expenses that may be payable in respect thereof) on the terms and conditions set forth in the Debt Commitment Letters (or such proceeds will be received substantially simultaneously if the Equity Financing Commitment is funded) and (c) the substantially simultaneous consummation of the Closing in accordance with the terms of the Purchase Agreement.

3.           Enforceability.  This Letter Agreement may be enforced only by (i) Parent and (ii) the Seller as provided in Section 8.  None of Parent’s creditors, owners, Affiliates or Representatives or the Seller (except as provided in Section 8) or its creditors, owners, Affiliates or Representatives shall have any right to enforce this Letter Agreement or to cause Parent to enforce this Letter Agreement.

4.           No Modification; Entire Agreement.  No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by Parent, the Investor and the Seller in writing; provided that this Letter Agreement may be amended by the Investor without the written consent of Parent or the Seller to reflect any permitted assignment hereunder.  Together with the Purchase Agreement, this Letter Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and statements, written or oral, among the parties or their respective Affiliates, with respect to the subject matter hereof and the transactions contemplated hereby and thereby.

5.           Governing Law; Jurisdiction.

(a)          This Letter Agreement and all claims arising out of or relating to this Letter Agreement or the transactions contemplated by this Letter Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

(b)          Each of the parties (i) consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, in any Action arising out of or relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement, (ii) agrees that all claims in respect of any such Action may be heard and determined in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any Action arising out of or relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement (whether in contract, tort, common or statutory law, equity or otherwise) in any other court and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action brought in accordance with this Section 5(b).

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6.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

7.           Counterparts.  This Letter Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.           Third Party Beneficiaries.  This Letter Agreement shall inure to the benefit of and be binding upon Parent and the Investor.  Except as provided in Section 3, Section 4, this Section 8 and Section 12 (with respect to each of which the Seller shall be a third party beneficiary), and Section 10 and Section 11 (with respect to which each Related Party (as defined below) shall be a third party beneficiary) the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Letter Agreement, no Person other than the parties hereto shall be entitled to rely upon this Letter Agreement and nothing herein or in any other agreement (including, without limitation, the Purchase Agreement), express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Equity Financing Commitment or any provision of this Letter Agreement; provided, however, that subject to the terms and conditions of the Purchase Agreement, including, without limitation, Section 10.14(b) thereof, the Seller is hereby made a third party beneficiary of the rights granted to Parent under this Letter Agreement for the sole purpose of seeking specific performance of the obligation of the Investor to fund, or cause the funding of, the Equity Financing Commitment (solely to the extent that Parent can enforce the Equity Financing Commitments pursuant to the terms and conditions hereof, including, without limitation, Section 1 and Section 2), and for no other purpose (including, without limitation, any claim for monetary damages hereunder, under the Purchase Agreement or otherwise); provided, however, that in no event shall the Seller be entitled to enforce the terms of this Letter Agreement unless the conditions set forth in Section 10.14(b) of the Purchase Agreement have been satisfied and in no event shall the Investor be required to fund any portion of the Equity Financing Commitment unless all conditions to such obligations as set forth herein have been satisfied or waived by such Investor. The Investor hereby agrees, subject in all respects to Section 10.14(b) of the Purchase Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that Parent or the Seller, as applicable, has an adequate remedy at law.

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9.           Termination.  This Letter Agreement, and the obligation of the Investor to fund the Equity Financing Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (if the Closing has been consummated in accordance with the terms of the Purchase Agreement), (b) the valid termination of the Purchase Agreement in accordance with its terms, (c) the Outside Date, and (d) the effective date of any amendment to, or waiver of, Article II of the Purchase Agreement (so as to increase the Closing Payment, the Purchase Price or the aggregate amount payable by Parent or the Purchaser pursuant to the Purchase Agreement), Section 10.14(b) of the Purchase Agreement or any other term, provision or condition set forth in the Purchase Agreement (including any condition to the Closing set forth in Section 7.1 or Section 7.2 of the Purchase Agreement) that is adverse to the Investor, in each case without the prior written consent of the Investor.  Upon the termination of this Letter Agreement, the Investor shall not have any liability or obligations hereunder.  Section 3, Section 4, Section 5, Section 6, Section 8, Section 9, Section 10, Section 11, Section 14, Section 15, Section 16 and Section 18 shall survive any termination of this Letter Agreement.

10.         No Recourse.

(a)          Each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no recourse under this Letter Agreement shall be had, including, without limitation, for any claims, obligations, liabilities, causes of action, or Actions under this Letter Agreement (in each case, whether in tort, contract or otherwise, at law or in equity, or pursuant to statute), including, without limitation, those that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Letter Agreement or the negotiation, execution, performance or breach of this Letter Agreement, including, without limitation, any representation or warranty made in, in connection with, or as an inducement to, this Letter Agreement (each of such above described legal or equitable theories or sources of liability, a “Claim”) against (i) any Related Party of the Investor (other than the Investor, Parent and their respective successors and permitted assigns) or (ii) any Related Party of any of such Related Parties (other than the Investor, Parent and their respective successors and permitted assigns), in each case whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of Parent against any Related Party of the Investor, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) by (x) any Related Party of the Investor (other than the Investor, Parent and their respective successors and permitted assigns) or (y) any Related Party of any of such Related Parties (other than the Investor, Parent and their respective successors and permitted assigns), in each case, for any obligations of the Investor under this Letter Agreement.  For the purposes of this Letter Agreement, the term “Related Party” of any Person shall mean any and all former, current or future directors, officers, employees, agents, direct or indirect equity holders, controlling Persons, general or limited partners, managers, members, stockholders, co-investors, attorneys, financial or other professional advisors, representatives or Affiliates (other than a Permitted Assignee to which an assignment pursuant to Section 12 has been effected) of such Person and their respective successors and permitted assigns.

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(b)          Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law, Parent hereby waives, releases and disclaims any and all Claims (other than, for the avoidance of doubt, Claims against the Investor and its successors and permitted assigns pursuant and subject to this Letter Agreement and Claims against Parent and its successors and permitted assigns pursuant and subject to the Purchase Agreement) including, without limitation, (i) against all Related Parties of the Investor and the Related Parties of such Related Parties, including, without limitation, any Claims to avoid or disregard the entity form of a Related Party of the Investor or a Related Party of such Related Parties or otherwise impose any liability arising out of, relating to or in connection with a Claim on any Related Parties of the Investor or Related Parties of such Related Parties, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) of reliance upon any Related Parties of the Investor or Related Parties of such Related Parties with respect to the performance of this Letter Agreement or any representation or warranty made in, in connection with, or as an inducement to this Letter Agreement.

11.         Sole and Exclusive Remedy.  Notwithstanding anything to the contrary in this Letter Agreement, the Seller and the other Seller Related Parties shall not have, and are not intended to have, any right of recovery of any kind (including, without limitation, consequential, indirect or punitive damages, and whether at law, in equity or otherwise) against the Investor or any Related Party thereof (other than Parent, the Purchaser and their respective successor and assigns) in respect of any liabilities or obligations arising under this Letter Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby or the failure of the Closing to be consummated or in respect of any oral representations made or alleged to be made in connection herewith or therewith, except for the right of the Seller, assuming the conditions in Section 2 have been fully satisfied, to specifically enforce against the Investor the provisions of this Letter Agreement pursuant to Section 8 (subject to and in accordance with Section 10.14 of the Purchase Agreement).

12.         No Assignment.  This Letter Agreement and the benefits and obligations under this Letter Agreement may not be assigned by Parent, in whole or in part, without the prior written consent of the Investor and the Seller any attempted assignment in derogation of the foregoing shall be null and void and of no force and effect; provided, that no such assignment or transfer shall relieve Parent of its obligations hereunder.  No assignment of this Letter Agreement or assignment (in whole or in part) by the Investor of the Investor’s rights or obligations hereunder shall be permitted without the prior written consent of Parent or the Seller; provided, that the Investor shall be permitted to assign all or any part of its rights and obligations under this Letter Agreement without the prior consent of Parent, the Seller or any other Person to one or more of its Affiliates, investment funds managed by it or its Affiliates or any such Affiliates’ limited partners and/or managed entities and/or accounts and/or to one or more third party co-investors or any other Person (such Person, a “Permitted Assignee”); provided, further, that no such assignment or transfer to a Permitted Assignee shall relieve the Investor of its obligations hereunder except in respect of any portion of the Equity Financing Commitment actually funded by such assignee and available to Parent at the Closing; provided, further, that no Person shall be deemed a Permitted Assignee if assignment to such Person or entering into a corresponding commitment with such Person would result in any consent or approval of, or filing, declaration or registration with, any Governmental Authority being required in connection with the Purchaser’s acquisition of the Business under the Purchase Agreement that would reasonably be expected to delay the consummation of the Closing.  Any purported assignment or transfer in violation of the preceding sentence shall be null and void.

13.         Representations and Warranties.  The Investor represents and warrants to Parent that:  (a) it is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization; (b) it has the requisite capacity and authority to execute and deliver this Letter Agreement and to fulfill and perform its obligations hereunder; (c) the execution, delivery and performance of this Letter Agreement by it have been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of it are necessary therefor; (d) this Letter Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors rights generally and general principles of equity); (e) the execution, delivery and performance by it of this Letter Agreement do not and will not (i) violate any applicable Law or any provision of the partnership agreement, operating agreement or similar organizational documents of the Investor or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party, except as does not prevent or materially delay or impair the performance of this Letter Agreement by the Investor; and (f) it has the financial capacity to pay and perform all of its obligations under this Letter Agreement, and will have sufficient cash on hand, or available and uncalled commitments available, to fund the Equity Financing Commitment when required pursuant to this Letter Agreement.

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14.         Confidentiality.  This Letter Agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Purchase Agreement.  This Letter Agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement and the Debt Commitment Letters) by Parent or the Investor or their respective Affiliates except with the prior written consent of the other parties in each instance.   The foregoing notwithstanding, this Letter Agreement will be provided to the Seller, and each party hereto and the Seller may disclose the existence and terms of this Letter Agreement without obtaining the written consent of any Person to its legal, accounting and financial advisers and other representatives, to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any filing by any party or any Affiliate thereof with the Securities and Exchange Commission (“SEC”) relating to the transactions contemplated hereby or by the Purchase Agreement (including in connection with any applicable information statement, current report on Form 8-K or statement on Schedule 13D (or any amendments thereto) filed with the SEC) or in connection with any litigation relating to this Letter Agreement, the Purchase Agreement and the transactions contemplated hereby or thereby; provided, that, in the case of any disclosure made in connection with any SEC filing, the disclosing party shall provide the other parties with a reasonable opportunity to review and provide comments on any such disclosure in advance, which such comments shall not be unreasonably delayed; provided, further, that the disclosing party shall in good faith consider any such comments made by such other parties.

15.         Notice. All notices and other communications under this Letter Agreement shall be in writing and shall be deemed given, delivered and/or provided when delivered personally by hand or by overnight courier or other method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, no notice of non-delivery is generated), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a party may have specified by notice pursuant to this provision):

Notices to the Investor:

c/o Vintage Capital Management, LLC

4705 S. Apopka Vineland Road, Suite 206

Orlando, FL 32819

Attention: Brian R. Kahn

Email: bkahn@vintcap.com

with a copy to (which alone shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:  Russell Leaf, Esq.
Email: rleaf@willkie.com

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Notices to Parent:

Liberty Tax, Inc.
1716 Corporate Landing Parkway
Virginia Beach, VA 23454
Attention: Michael S. Piper
Email: msp@libtax.com

with a copy to (which alone shall not constitute notice):

Troutman Sanders LLP
600 Peachtree Street, Suite 3000
Atlanta, GA 30308
Attention: David W. Ghegan
Email: david.ghegan@troutman.com

16.         Relationship of the Parties.  Each party acknowledges and agrees that (a) this Letter Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Letter Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (b) the obligations of the Investor under this Letter Agreement are solely contractual in nature.

17.         Changes to Purchase Agreement; Notices. Parent shall not, and shall cause the Purchaser not to, agree to or permit any amendment or modification to or termination of, or waive any of its rights or obligations under, Article II of the Purchase Agreement (so as to increase the Closing Payment, the Purchase Price or the aggregate amount payable by Parent or the Purchaser pursuant to the Purchase Agreement), Section 10.14(b) of the Purchase Agreement or any other term, provision or condition set forth in the Purchase Agreement (including any condition to the Closing set forth in Section 7.1 or Section 7.2 of the Purchase Agreement) that is adverse to the Investor, in each case without the prior written consent of the Investor. Parent shall promptly deliver, or cause to be delivered, to the Investor copies of all requests for consents, waivers, notices and other communications delivered to Parent and/or the Purchaser pursuant to Section 10.3 of the Purchase Agreement or otherwise.

18.         Expense Reimbursement. Parent shall pay or reimburse the reasonable fees and expenses of the Investor or any Affiliate thereof incurred in connection with the negotiation and execution of this Letter Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby (including the reasonable fees and expenses of counsel to the Investor), whether or not the transactions contemplated hereby or by the Purchase Agreement are consummated.

19.         Severability.  If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner in order that the transactions contemplated by this Letter Agreement are consummated as originally contemplated to the greatest extent possible.

[The remainder of this page is intentionally left blank.]

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Sincerely,

TRIBUTUM, L.P.

By:	Vintage Vista GP, LLC, its general partner

By:	/s/ Brian Kahn
Name: Brian Kahn
Title: Managing Member

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Agreed to and accepted:

LIBERTY TAX, INC.

By:	/s/ Michael S. Piper
Name: Michael S. Piper
Title: Vice President and Chief Financial Officer

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SCHEDULE A

Equity Financing Commitments

Investor	Equity Financing Commitment

Tributum, L.P.	$40,000,000.00

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